Exhibit (h)(viii)

JOHCM FUNDS TRUST

AMENDMENT NO. 1 TO

ADMINISTRATION AND COMPLIANCE SERVICES AGREEMENT

This Amendment No. 1 to the Administration and Compliance Services Agreement (this “Amendment”), is made as of September 24, 2021 by and between JOHCM Funds Trust, a business trust created under the laws of The Commonwealth of Massachusetts (the “Trust”), on behalf of each of the series listed on Schedule A attached hereto (each, a “Fund” and together, the “Funds”) and JOHCM (USA) Inc., a Delaware corporation (“JOHCM”).

WHEREAS, the parties hereto entered into an Administration and Compliance Services Agreement on January 8, 2021 (the “Agreement”); and

WHEREAS, pursuant to Section 4 of the Agreement, the parties hereto wish to amend the Agreement to update the terms pertaining to the compensation of JOHCM, giving effect to such amended terms as of August 1, 2021, as well as to update the series listed on Schedule A to the Agreement; and

WHEREAS, the Trust continues to desire to retain JOHCM to furnish, or facilitate the furnishing of, certain administrative and compliance services to the Funds;

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1. With effect as of August 1, 2021, Section 3 of the Agreement is deleted and restated in its entirety as follows:

3. Compensation of JOHCM. As full compensation for the services rendered and expenses borne by JOHCM in connection with the services JOHCM provides under this Agreement, the Trust, on behalf of each Fund, agrees to reimburse JOHCM in an amount equal to (i) ninety-percent (90%) of the total annual compensation of the Trust’s CCO, as approved by the Board in accordance with Rule 38a-1 under the 1940 Act, (ii) twenty-five percent (25%) of the total annual compensation, as approved by the Board from time to time, of a designated compliance employee of JOHCM to assist the Trust’s CCO, and (iii) ten percent (10%) of the total annual compensation of the Trust’s Secretary, as approved by the Board from time to time.

2. Schedule A is hereby replaced with the Schedule A attached hereto.

3. Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4. Capitalized terms not specifically defined herein shall have the same meaning ascribed to them under the Agreement.

5. Each party hereto hereby represents and warrants that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind it to this Amendment.

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IN WITNESS WHEREOF, JOHCM Funds Trust and JOHCM (USA) Inc. have each caused this Amendment to be duly executed on its behalf as of the day and year first above written.

JOHCM FUNDS TRUST, on behalf of itself and each of its series as set forth on Schedule A

By:	/s/ David Lebisky
Name:	David Lebisky
Title:	Chief Compliance Officer

JOHCM (USA) INC.

By:	/s/ Jonathan Weitz
Name:	Jonathan Weitz
Title:	Chief Operating Officer

[Signature Page to Amendment No. 1 to Administration and Compliance Services Agreement]

SCHEDULE A

Funds subject to this Agreement

JOHCM Credit Income Fund

JOHCM Emerging Markets Opportunities Fund

JOHCM Emerging Markets Small Mid Cap Equity Fund

JOHCM Global Income Builder Fund

JOHCM Global Select Fund

JOHCM International Opportunities Fund

JOHCM International Select Fund

Regnan Global Equity Impact Solutions

TSW Emerging Markets Fund

TSW High Yield Bond Fund

TSW Large Cap Value Fund

AGREED AND ACKNOWLEDGED:

JOHCM FUNDS TRUST, on behalf of itself and each of its series as set forth on Schedule A

By:	/s/ David Lebisky
Name:	David Lebisky
Title:	Chief Compliance Officer

JOHCM (USA) INC.

By:	/s/ Jonathan Weitz
Name:	Jonathan Weitz
Title:	Chief Operating Officer

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